EX-99.B(a)selartamend1

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
WADDELL & REED ADVISORS VALUE FUND, INC.

            Pursuant to Sections 2-105, 2-605 and 2-607 of the Maryland General Corporation Law, Waddell & Reed Advisors Value Fund, Inc. (the "Corporation"), a Maryland corporation, having its principal office in Baltimore, Maryland, hereby adopts the following Articles of Amendment to the Corporation's Articles of Incorporation ("Articles of Incorporation"):

            FIRST: As amended, effective June 27, 2003, Article SECOND of the Corporation's Articles of Incorporation shall read as follows: "The name of the Corporation is Waddell & Reed Advisors Select Funds, Inc., hereinafter called the 'Corporation'."

            SECOND: That the Board of Directors of the Corporation, at a meeting held on May 21, 2003, adopted resolutions authorizing the reallocation of shares of the capital stock of the Corporation.

            THIRD: The capital stock of the Corporation is divided into series and classes and there are no changes in the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as shares of capital stock as set forth in the Corporation's Articles of Incorporation.

            FOURTH: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation of the Corporation, the Board of Directors has heretofore duly designated, in accordance with Maryland General Corporation Law, the aggregate number of shares of capital stock which the Corporation is authorized to issue at One Billion (1,000,000,000) shares of capital stock (par value $0.001 per share), amounting in the aggregate to a par value of One Million Dollars ($1,000,000). Such shares have heretofore been classified by the Board of Directors among the series of the Corporation as follows:

Value Fund Class A Shares	500,000,000 shares
Value Fund Class B Shares	150,000,000 shares
Value Fund Class C Shares	150,000,000 shares
Value Fund Class Y Shares	200,000,000 shares

            FIFTH: Pursuant to the authority vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation of the Corporation, the Board of Directors hereby, in accordance with Sections 2-105 and 2-605(a)(4) of the Maryland General Corporation Law, redesignates and reclassifies the capital stock of the Corporation among the series of the Corporation, and classes thereof as follows:

Dividend Income Fund Class A Shares	250,000,000 shares
Dividend Income Fund Class B Shares	75,000,000 shares
Dividend Income Fund Class C Shares	75,000,000 shares
Dividend Income Fund Class Y Shares	100,000,000 shares
Value Fund Class A Shares	250,000,000 shares
Value Fund Class B Shares	75,000,000 shares
Value Fund Class C Shares	75,000,000 shares
Value Fund Class Y Shares	100,000,000 shares

            SIXTH: The aggregate number of shares of all classes of stock of the Corporation remains at One Billion (1,000,000,000), the par value per share remains at $0.001 per share, and the aggregate par value of all authorized stock remains One Million Dollars ($1,000,000). All authorized shares that have not been designated or classified remain available for future designation and classification.

            SEVENTH: The amendments contained herein were approved by a majority of the Board of Directors of the Corporation and are limited to changes permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

            EIGHTH: The Corporation is registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940, as amended.

            IN WITNESS WHEREOF, the undersigned Vice President of the Corporation hereby executes these Articles of Amendment on behalf of the Corporation this 6th day of June, 2003.

Waddell & Reed Advisors Value Fund, Inc.

(Corporate Seal)

/s/ Kristen A. Richards
Kristen A. Richards, Vice President

Attest: /s/ Daniel C. Schulte
Daniel C. Schulte,
Assistant Secretary

            The undersigned, Vice President of Waddell & Reed Advisors Value Fund, Inc. who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the act of said Corporation and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

By: /s/ Kristen A. Richards
Kristen A. Richards, Vice President